EXHIBIT 11
           HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF EARNINGS PER COMMON SHARE
                      AND COMMON EQUIVALENT SHARE
           (Thousands of Dollars, except per share amounts)
                                                       Three Months Ended
                                                             March 31,
                                                       1994             1993
Primary Earnings Per Share:

 (1) Weighted average shares of
       common stock outstanding . . . . . . . . .   130,706,753     129,600,283

 (2) Effect of issuance of shares from assumed
       exercise of stock options
       (treasury stock method)  . . . . . . . . .       (23,017)          5,593

 (3) Weighted average shares  . . . . . . . . . .   130,683,736     129,605,876

 (4) Net income   . . . . . . . . . . . . . . . .  $     30,175    $     27,055

 (5) Primary earnings per share
       (line 4 divided by line 3) . . . . . . . .  $        .23    $        .21

Fully Diluted Earnings Per Share:

 (6) Weighted average shares per
       computation (line 3) . . . . . . . . . . .   130,683,736     129,605,876

 (7) Shares applicable to options
       included (line 2)  . . . . . . . . . . . .        23,017          (5,593)

 (8) Dilutive effect of stock options based on the
       average price for the quarter or quarter-end
       price, whichever is higher, of $40.50 and
       $46.88 for 1994 and 1993, respectively
       (treasury stock method)  . . . . . . . . .       (23,017)          5,593

 (9) Weighted average shares  . . . . . . . . . .   130,683,736     129,605,876

(10) Net income   . . . . . . . . . . . . . . . .  $     30,175    $     27,055

(11) Fully diluted earnings per
       share (line 10 divided by line 9)  . . . .  $        .23    $        .21

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b) (11) although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board (APB) Opinion No. 15 because it does not meet the 3% dilutive test.

The calculations for the three months ended March 31, 1994 are submitted in accordance with Regulation S-K item 601 (b) (11) although they are contrary to paragraphs 30 and 40 of APB No. 15 because they produce anti-dilutive results.